Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES

THIRD QUARTER 2005 RESULTS

SAN JOSE, Calif., November 1, 2005 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced its financial results for the quarter and the nine-month period ended September 30, 2005.

Third Quarter 2005 Highlights

•	Total revenue was $19.7 million.

•	Royalties and License Fees revenue were $14.1 million.

•	Services revenue was $4.5 million.

•	GAAP earnings per diluted share were $0.11.

•	Pro Forma earnings per diluted share were $0.17.

According to generally accepted accounting principles (GAAP), net income was $5.0 million. Pro forma net income for the third quarter of 2005 was $7.9 million. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation. Pro forma net income per diluted share equals pro forma net income divided by the weighted diluted share count as of that period end.

Bruce McWilliams, Tessera’s chairman and chief executive officer, stated, “We had another strong quarter with total revenues of $19.7 million, which included the highest royalties and license fees revenue in the history of the company. The ever greater use of chip scale packaging technology in the semiconductor industry continues to drive our revenue growth. Historically, Tessera’s technology has been used in mobile handsets. Over the years, we have diversified our revenue streams, demonstrating the benefits of our technology in additional end markets such as small form factor consumer electronics and now computing. We expect the transaction with Shellcase announced separately today, once completed, will expand our expertise and targeted end markets further, launching us into image sensor and wafer level packaging. We expect our revenue streams will grow at a rate greater than our served markets for years to come.”

Nine-month Period Ended September 30th Highlights: 2005 Compared to 2004

•	Total revenues were $70.1 million, up 29 percent.

•	Royalties and License Fees were $39.2 million, up 43 percent.

•	Services revenue was $12.0 million, up 33 percent.

•	GAAP earnings per diluted share were $0.52, down 10 percent.

•	Pro Forma earnings per diluted share were $0.75, up 29 percent.

“During the first nine months of 2005, Tessera generated approximately $38 million in cash,” said Doug Norby, senior vice president and chief financial officer. “Consequently, cash from operations generated through the third quarter will fund today’s announced Shellcase transaction for $33 million.”

2005 Financial Guidance

Tessera expects fourth quarter 2005 total revenues to be in the range of $24 million to $26 million. Royalties and License Fees are anticipated to grow approximately 18 percent sequentially. Expenses, which include cost of revenue, research and development, and sales, general and administrative, are expected to be approximately $14.5 million. The book-tax rate is projected to be 36 percent of pre-tax income with cash taxes paid approximately 3 percent of revenue during this fourth quarter. Tessera estimates a fully diluted share count using the treasury method of approximately 48.0 million in the fourth quarter 2005 as compared to approximately 47.6 million in the third quarter of 2005.

For the full year 2005, Tessera continues to expect total revenues to be in the range of $94 million to $96 million. Expenses, which include cost of revenue, research and development, and sales, general and administrative, are projected to be $47.5 million. The company’s book-tax rate is projected to be 36 percent of pre-tax income with cash taxes paid ranging from four percent to five percent of revenue for the year as a whole. Diluted share count for the year as a whole is projected to be 48.0 million.

Norby continued, “We wish to point out that the fourth quarter and full year revenue guidance ranges include revenues only from agreements existing as of today, November 1st.”

Conference Call Information

Tessera will host an investor conference call today at 1:30 P.M. Pacific (4:30 P.M. Eastern). To access the call in the U.S., please dial 877-866-5534, and for international callers dial 706-679-0753 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days at www.tessera.com. In addition, a replay of the call will be available via telephone for 2 business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 800-642-1687 and for international callers, dial 706-645-9291. Enter access code 1242007.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera and the Tessera logo are registered trademarks. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2005 include more information about factors that could affect the company’s financial results.

- Tables to Follow -

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Royalty and license fees	$14,113	$10,399	$39,238	$27,431
Past production payments	1,161	9,350	18,830	17,930
Service revenues	4,470	3,896	12,036	9,051

Total revenues	19,744	23,645	70,104	54,412

Operating expenses:
Cost of revenues	3,059	2,610	9,309	6,497
Research and development	1,882	1,490	4,937	5,566
Selling, general and administrative	7,411	4,954	18,826	13,833
Stock-based compensation	525	20	840	206

Total operating expenses	12,877	9,074	33,912	26,102

Operating income	6,867	14,571	36,192	28,310
Other income, net	1,067	233	2,427	475

Income before taxes	7,934	14,804	38,619	28,785
Income tax provision	2,904	999	13,921	2,219

Net income attributable to common stockholders	$5,030	$13,805	$24,698	$26,566

Basic and diluted net income per share attributable tocommon stockholders:
Net income per common share; basic	$0.11	$0.34	$0.56	$0.67

Net income per common share; diluted	$0.11	$0.30	$0.52	$0.57

Weighted average number of shares used in per share calculations; basic	44,452	40,448	43,720	39,482

Weighted average number of shares used in per share calculations; diluted	47,632	46,655	47,727	46,537

(1) Operating expense line item detail excludes stock-based compensation, as follows:

Research and development	$192	$5	$288	$52
Selling, general and administrative	333	15	552	154

Total	$525	$20	$840	$206

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

(in thousands)

(unaudited)

Non-cash income tax expense	$2,369	$66	$10,434	$343

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$146,142	$108,339
Accounts receivable	5,794	3,263
Other current assets	14,870	16,475

Total current assets	166,806	128,077
Property and equipment, net	4,486	2,484
Other assets	6,266	9,121

Total assets	$177,558	$139,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,673	$984
Accrued liabilities	4,424	3,615
Deferred revenue	149	107

Total current liabilities	6,246	4,706

Stockholders’ equity:
Common Stock	44	42
Additional paid-in capital	181,230	167,359
Deferred stock-based compensation	(2,649)	(414)
Accumulated deficit	(7,313)	(32,011)

Total stockholders’ equity	171,312	134,976

Total liabilities and stockholders’ equity	$177,558	$139,682

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Pro forma net income	$7,924	$13,891	$35,972	$27,115
Less:
Stock-based compensation	525	20	840	206
Non-cash income tax expense	2,369	66	10,434	343

Net income, as reported	$5,030	$13,805	$24,698	$26,566

Pro forma net income per common share; diluted	$0.17	$0.30	$0.75	$0.58

Weighted average number of shares used in per share calculations; diluted	47,632	46,655	47,727	46,537

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